Exhibit 10.1

CONSENT AND AMENDMENT AGREEMENT

This CONSENT AND AMENDMENT AGREEMENT (this “Agreement”), entered into as of the 19th day of January, 2012 (the “Effective Date”), is made by and among La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), and the undersigned parties (each a “Holder” and collectively the “Holders”).

WHEREAS, the Company and Holders entered into a Securities Purchase Agreement dated as of May 24, 2010 (the “Securities Purchase Agreement”);

WHEREAS, the Company and the Holders entered into a Consent and Amendment Agreement dated as of March 29, 2011 (the “Consent and Amendment Agreement”), amending certain of the rights and obligations of the parties arising under the Securities Purchase Agreement;

WHEREAS, the Company and the Holders entered into an Amendment Agreement dated as of June 30, 2011 (the “First Amendment Agreement”), amending certain of the rights and obligations of the parties arising under the Securities Purchase Agreement and New Certificate of Designations (as defined in the Consent and Amendment Agreement);

WHEREAS, the Company and the Holders entered into an Amendment Agreement dated as of August 24, 2011 (the “Second Amendment Agreement”), amending certain of the rights and obligations of the parties arising under the Securities Purchase Agreement and New Certificate of Designations (as defined in the Consent and Amendment Agreement);

WHEREAS, the Company, desires to acquire certain assets of Solana Therapeutics, Inc. (“Solana”) pursuant to an asset purchase agreement, dated January 19, 2012, (the “Asset Purchase Agreement”) through which the Company will acquire certain of Solana’s patent rights by assignment, study drug supplies, study data, contract rights and certain related regulatory records and assets;

WHEREAS, in order to facilitate the consummation of the Asset Purchase Agreement and in consideration of the Holders’ consent to the Asset Purchase Agreement the parties desire to enter into this Agreement;

WHEREAS, the parties are in agreement that it is in the best interest of the Company and the Holders to effect a reverse split of the Company’s outstanding Common Stock at a ratio of 1-for-100;

WHEREAS, in connection with the Asset Purchase Agreement, certain Holders that are parties to the Securities Purchase Agreement have agreed to amend certain provisions of the Securities Purchase Agreement, Warrants and Certificate of Designations (each as defined in the Securities Purchase Agreement) as set forth below; and

WHEREAS, the undersigned Holders represent the required threshold to amend each of the following provisions of each of the Certificate of Designations, the Warrants and the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants that all representations and warranties of the Company made pursuant to the Securities Purchase Agreement not herein amended, or previously amended, are true and accurate in all material respects as if made as of the date hereof, except with respect to those representations and warranties in the Securities Purchase Agreement that speak as of an earlier date, which shall be true and accurate in all material respects as of such earlier date.

3. Representations and Warranties of the Holders. Each of the Holders hereby represents and warrants to the Company that, with respect solely to itself and not with respect to any other Holder, each Holder has the requisite power and authority to enter into and perform the Agreement, and if the Holder is an entity, such Holder is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

4. Amendments to the Securities Purchase Agreement. The Securities Purchase Agreement is amended such that Section 4.3 of the Securities Purchase Agreement is hereby deleted in its entirety. Additionally, the term “Requisite Holders”, as defined in Section 1.3(a) of the Securities Purchase Agreement shall be redefined to mean “80% of the then outstanding Preferred Stock and Warrants held by all holders of Preferred Stock, with any shares of Preferred Stock issuable upon exercise of any Warrants to be included in the Requisite Holders calculation, even if such Warrant has not been exercised at the time of the calculation.”

5. Amendments to the Form of Cash Warrants. The outstanding Cash Warrants issued pursuant to the Securities Purchase Agreement are hereby amended such that Section 1(d) of each of the Cash Warrants is hereby deleted in its entirety.

6. Amendments to the Form of the Cash Warrants and Cashless Warrants. The Termination Date (as defined in each of the Cash Warrants and the Cashless Warrants) shall be amended such that the Termination Date is the date that is three (3) years following the Closing (as defined in the Asset Purchase Agreement).

7. Adoption of Certificate of Designations; Exchange of Shares.

(a) The Certificate of Designations establishing the rights, preferences and privileges for the Company’s Series C-12 Convertible Preferred Stock (the “Series C-12 Preferred”), Series C-22 Convertible Preferred Stock (the “Series C-22 Preferred”), Series D-12 Convertible Preferred Stock (the “Series D-12 Preferred”) and Series D-22 Convertible Preferred Stock (the “Series D-22 Preferred”), in the form attached hereto as Exhibit A (the

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“New Certificate of Designations”) is hereby approved by the Requisite Holders pursuant to Article XII of the New Certificate of Designations. The Company shall file the New Certificate of Designations with the Delaware Secretary of State on the Closing (as defined in the Asset Purchase Agreement).

(b) The undersigned holders of Series C-11 Preferred hereby agree to exchange each share (including fractional shares) of Series C-11 Preferred for an equal number of shares of Series C-12 Preferred, with such exchange to take place immediately after the filing of the New Certificate of Designations (the “Exchange”). The parties hereto agree that the Exchange is being effected pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) and that the holders of Series C-12 Preferred shall be entitled to “tack” their holding periods of the Series C-11 Preferred pursuant to Rule 144(d)(3)(ii) under the Securities Act.

(c) Promptly after the receipt of (i) a letter of transmittal from a holder of Series C-11 Preferred, which shall include stockholder representations regarding title to the tendered shares and state that the tendered shares are delivered free of encumbrances, and (ii) original stock certificate(s), properly endorsed or otherwise in proper form for transfer, representing shares of Series C-11 Preferred, the Company shall, within three Trading Days issue a certificate to such undersigned holder for an equal number of shares of Series C-12 Preferred, with the same restrictive legends, if any, as may be imprinted on the certificates representing the Series C-11 Preferred.

(d) From and after the Closing (as defined in the Asset Purchase Agreement), all references in the Securities Purchase Agreement and the Warrants (as defined in the Certificate of Designations) to the Series C-11 Preferred, Series C-21 Preferred, Series D-11 Preferred and Series D-21 Preferred shall thereafter change to become references to the Series C-12 Preferred, Series C-22 Preferred, Series D-12 Preferred and Series D-22 Preferred, respectively.

(e) Promptly after the filing of the New Certificate of Designations and the completion of the Exchange, the Company shall file a Certificate of Elimination for the Series C-11 Preferred, Series C-21 Preferred, Series D-11 Preferred and Series D-21 Preferred, whereupon references herein to the “Certificate of Designations” shall thereafter, unless the context clearly requires otherwise, refer to the “New Certificate of Designations.”

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8. Consent of Holders:

(a) Approval of Asset Purchase Agreement. Pursuant to Article XII of the Certificate of Designations, the undersigned Holders, constituting the Requisite Holders, hereby irrevocably approve, for all purposes and in all respects, the Asset Purchase Agreement and the “Ancillary Agreements” (as defined in the Asset Purchase Agreement), and the consummation of the transactions contemplated therein, including without limitation the Repurchase Right (as defined in the Asset Purchase Agreement).

(b) Designation as Strategic Transaction. Upon the Closing (as defined in the Asset Purchase Agreement), the acquisition of the Purchased Assets (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement shall be deemed to be the completion of a Strategic Transaction, as contemplated under the Certificate of Designations, and any Redemption Events (as defined in the Certificate of Designations) triggered by Article VII(A)(xii) of the Certificate of Designations then in existence, and before the filing of the New Certificate of Designations and the completion of the Exchange, shall be irrevocably waived.

(c) Approval of Reverse Stock Split. Pursuant to Article XII of the Certificate of Designations, the undersigned Holders, constituting the Requisite Holders, hereby irrevocably approve, and for all purposes and in all respects authorize the Company’s Board of Directors to effect a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio of 1-for-100. The Company’s Board of Directors shall use their reasonable best efforts to cause the reverse stock split to become effective on the date that is two weeks from the Closing (as defined in the Asset Purchase Agreement), but in any event shall cause the reverse stock split to be effected not later than eight weeks from the Closing.

(d) Increase in Authorized Common Stock. In the event the Company notifies the undersigned Holders the Company has less than the number of shares sufficient to provide for conversion of the New Preferred Stock (as defined in the New Certificate of Designations) in accordance with Article VI.A of the New Certificate of Designations, each Holder shall vote all of the shares of Common Stock held by such Holder in favor of an amendment to the Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock to the amount of authorized but unissued shares of Common Stock requested by the Company.

(e) Approval of Option Grants. Pursuant to Article XII of the Certificate of Designations, the undersigned Holders, constituting the Requisite Holders, hereby irrevocably approve, and for all purposes and in all respects authorize the Company’s Board of Directors to grant the following options to purchase Common Stock of the Company subject to the terms and conditions as determined by the Company’s Board of Directors: (i) on the date that is four weeks following the Conversion Price Adjustment Date, an option to George Tidmarsh to purchase the number of shares of Common Stock of the Company equal to 7.5% of the Company’s fully diluted shares (on an as-converted to Common Stock basis) outstanding at the time of such grant (the “First Option”); (ii) on the two-year anniversary of George Tidmarsh’s employment with the Company, a second option to George Tidmarsh to purchase the number of shares of Common Stock of the Company equal to 7.5% of the Company’s fully diluted shares (on an as-converted to Common Stock basis) outstanding at such time, less the number of shares subject to the First Option at the time of the grant of the First Option (the “Second Option”); and (iii) on the date that is four weeks following the Conversion Price Adjustment Date, an option to

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Saiid Zarrabian to purchase the number of shares of Common Stock of the Company equal to 0.45% of the Company’s fully-diluted shares (on an as-converted to Common Stock basis) outstanding at such time (the “Third Option”). The undersigned Holders hereby irrevocably approve any issuances of Common Stock by the Company upon the exercise of all or any portion of the First Option, Second Option or Third Option.

9. Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

10. Specific Performance; Consent to Jurisdiction; Venue.

(a) The Company and the Holders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including the agreements and instruments amended hereby) (collectively, the “Asset Purchase Transaction Documents”) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Asset Purchase Transaction Documents and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in San Diego, California, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that California is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of California. The Company and each Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10 shall affect or limit any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. In addition, the prevailing party in any dispute arising under this Agreement shall be entitled to recover its fees and expenses, including, without limitation, all reasonable attorneys’ fees and expenses.

11. Entire Agreement; Amendment. This Agreement, including the schedules and exhibits attached hereto, and the Asset Purchase Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Asset Purchase Transaction Documents, neither the Company nor any Holder make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended on behalf of all Holders other than by a written instrument signed by the Company and the Requisite Holders. In addition to the foregoing, no provision of this Agreement may be amended to increase the financial obligations of any Holder under this Agreement other than by a written instrument signed by such Holder. Nothing provided in this Section 11 shall limit an individual Holder’s right to waive or amend any provision of this

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Agreement on its own behalf. The Holders acknowledge that any waiver effected in accordance with this Section 11 shall be binding upon each Holder (and their permitted assigns) and the Company, including, without limitation, a waiver that has an adverse effect on any or all Holders.

12. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or by electronic mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company or its Subsidiaries:	La Jolla Pharmaceutical Company 4370 La Jolla Village Drive, Suite 400 San Diego, CA 92122 Attention: Chief Executive Officer Telephone No.: (858) 452-6600 Email address:

with copies to:	Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111 Attention: Ryan Murr Telephone No.: (415) 315-6395 Facsimile No.: (415) 315-6026 Email address: Ryan.Murr@ropesgray.com

If to any Holder:	At the address of such Holder set forth on the signature page to this Agreement, with copies to Holder’s counsel, if any, as set forth on the signature page or as specified in writing by such Holder.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

13. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

14. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Securities Purchase Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

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15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Subject to the limitations set forth in Article 4 of this Agreement, the Holders may assign the Securities and its rights under this Agreement and the other Asset Purchase Transaction Documents and any other rights hereto and thereto without the consent of the Company.

16. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

17. Governing Law. To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

18. Survival. The representations and warranties of the Company and the Holders shall terminate upon the Closing (as defined in the Asset Purchase Agreement); provided, however, that such termination shall have no affect on the rights of the Holders under Section 7 of the Securities Purchase Agreement or Article VII of the Certificate of Designations. The agreements and covenants set forth in Articles 1, 3, 4, 6, 7 and 8 of the Securities Purchase Agreement shall survive the Closing (as defined in the Asset Purchase Agreement) for the duration of the applicable statute of limitations.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

20. Publicity. Except as contemplated in Section 21, the Company agrees that it will not disclose, and will not include in any public announcement, the names of the Holders without the consent of the Holders, or unless and until such disclosure is required by law, rule or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Holders consent to being identified in any filings the Company makes with the SEC to the extent required by law or the rules and regulations of the SEC.

21. Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby and under the Asset Purchase Agreement and file with the SEC a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby and thereby, with the filing of the Form 8-K to be made as close in time as practicable to the issuance of the press release, and with such disclosures to be made no later than 7:00 a.m. (Eastern Time) on the first Business Day following the date of this Agreement. The Company will provide representatives from Tang Capital Partners, LP and Boxer Capital, LLC with the opportunity to review and approve the press release and Form 8-K prior to issuance and filing, respectively, which approval will not be unreasonably withheld.

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22. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

23. Further Assurances. From and after the date of this Agreement, upon the request of the Holders or the Company, the Company and each Holder shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Asset Purchase Transaction Documents

24. Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder under any Asset Purchase Transaction Documents are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Asset Purchase Transaction Documents. Nothing contained herein or in any other Asset Purchase Transaction Documents, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Asset Purchase Transaction Documents. Each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Asset Purchase Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

25. Force Majeure. Notwithstanding any provision herein to the contrary, the failure of any party to timely satisfy obligations hereunder shall be excused to the extent that (i) such failure follows the occurrence of a Force Majeure Event (defined below), and (ii) such Force Majeure Event has materially adversely affected the ability of such party (or its agents, including banks, transfer agents, and clearinghouses) to perform hereunder. A failure to perform shall be excused only for so long as the Force Majeure Event continues to materially adversely affect such person’s ability to perform. For purposes of this Section, “Force Majeure Event” shall mean the occurrence of any of the following events: (a) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or FINRA; (b) a general banking moratorium shall have been declared by any of federal, New York or California authorities; (c) an act of war, terrorism or hostility shall have occurred, or (d) a strike, fire, flood, earthquake, accident or other calamity or Act of God shall have occurred.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent and Amendment Agreement to be duly executed by their respective authorized officers as of the date first above written.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Y. Gillespie
Name: Deirdre Y. Gillespie
Title: President and Chief Executive Officer

[SIGNATURE PAGES CONTINUE]

[HOLDER SIGNATURE PAGES TO CONSENT AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Consent and Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: Tang Capital Partners, L.P.

Signature of Authorized Signatory of Holder: /s/ Kevin Tang

Name of Authorized Signatory: Kevin Tang

Title of Authorized Signatory: Managing Director

Email Address of Holder: kevin@tangcapital.com

Fax Number of Holder: 858 200 3837

Address for Notice of Holder:

4747 Executive Drive, Suite 510

San Diego, CA 92121

Address for Delivery of Securities for Holder (if not same as address for notice):

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[HOLDER SIGNATURE PAGES TO CONSENT AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Consent and Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: The Haeyoung and Kevin Tang Foundation, Inc.

Signature of Authorized Signatory of Holder: /s/ Kevin Tang

Name of Authorized Signatory: Kevin Tang

Title of Authorized Signatory: President

Email Address of Holder: kevin@tangcapital.com

Fax Number of Holder: 858 200 3837

Address for Notice of Holder:

4747 Executive Drive, Suite 510

San Diego, CA 92121

Address for Delivery of Securities for Holder (if not same as address for notice):

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[HOLDER SIGNATURE PAGES TO CONSENT AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Consent and Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: Boxer Capital, LLC

Signature of Authorized Signatory of Holder: /s/ Chris Fuglesang

Name of Authorized Signatory: Chris Fuglesang

Title of Authorized Signatory: Member

Email Address of Holder: cfuglesang@tavistock.com

Fax Number of Holder: 858 400 3101

Address for Notice of Holder:

440 Stevens Ave., Suite 100

Solana Beach, CA 92075

Address for Delivery of Securities for Holder (if not same as address for notice):

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[HOLDER SIGNATURE PAGES TO CONSENT AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Consent and Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: MVA Investors, LLC

Signature of Authorized Signatory of Holder: /s/ Chris Fuglesang

Name of Authorized Signatory: Chris Fuglesang

Title of Authorized Signatory: President

Email Address of Holder: cfuglesang@tavistock.com

Fax Number of Holder: 858 400 3101

Address for Notice of Holder:

440 Stevens Ave, Suite 100

Solana Beach, CA 92075

Address for Delivery of Securities for Holder (if not same as address for notice):

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[HOLDER SIGNATURE PAGES TO CONSENT AND AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Consent and Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: RTW Investments, LLC

Signature of Authorized Signatory of Holder: /s/ Roderick Wong

Name of Authorized Signatory: Roderick Wong

Title of Authorized Signatory: Managing Member

Email Address of Holder: rwong@rtwfunds.com

Fax Number of Holder: 646 597 6998

Address for Notice of Holder:

1350 Avenue of the Americas, 28th Floor

New York, NY 10019

Address for Delivery of Securities for Holder (if not same as address for notice):

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

Exhibit A

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES C-12 CONVERTIBLE PREFERRED STOCK, SERIES C-22 CONVERTIBLE

PREFERRED STOCK, SERIES D-12

CONVERTIBLE PREFERRED STOCK AND SERIES D-22 CONVERTIBLE

PREFERRED STOCK

of

LA JOLLA PHARMACEUTICAL COMPANY

Pursuant to Section 151 of the

Delaware General Corporation Law

The undersigned, being an authorized officer of La Jolla Pharmaceutical Company (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (“DGCL”), does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation and Bylaws of the Corporation, each as amended and restated through the date hereof, the Board of Directors of the Corporation, in accordance with DGCL Section 151, duly adopted the following resolution on January 13, 2012, which authorizes four series of the Corporation’s previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation and Bylaws of the Corporation, the Board of Directors hereby establishes a Series C-12 Convertible Preferred Stock, Series C-22 Convertible Preferred Stock, Series D-12 Convertible Preferred Stock and Series D-22 Convertible Preferred Stock of the Corporation, each with par value $0.0001 per share, and hereby states the number of shares and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of each such series of shares as follows:

I. DESIGNATION AND AMOUNT

The designation of the first new series, which consists of 11,000 shares of Preferred Stock, is the Series C-12 Convertible Preferred Stock (the “Series C-12 Preferred Stock”). The designation of the second new series, which consists of 22,000 shares of Preferred Stock, is the

Series C-22 Convertible Preferred Stock (the “Series C-22 Preferred Stock” and together with the Series C-12 Preferred Stock, the “Series C Preferred Stock”). The designation of the third new series, which consists of 5,134 shares of Preferred Stock, is the Series D-12 Convertible Preferred Stock (the “Series D-12 Preferred Stock”). The designation of the fourth new series, which consists of 10,868 shares of Preferred Stock, is the Series D-22 Convertible Preferred Stock (the “Series D-22 Preferred Stock” and, together with the Series C Preferred Stock and Series D-12 Preferred Stock, the “New Preferred Stock”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

A. “Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of January 19, 2012, by and between the Corporation and the seller named therein, as the same may be amended from time to time.

B. “Change of Control” means the following, provided, however, that in no event shall a Strategic Transaction that is approved by the Requisite Holders also be deemed to constitute a Change of Control:

(i) the consolidation, merger or other business combination of the Corporation with or into another entity (other than a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, in substantially the same proportion as immediately preceding the transaction, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of all or substantially all of the intellectual property or assets of the Corporation and its subsidiaries, taken as a whole, or the sale or disposition (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or

(iii) the consolidation, merger or other business combination of the Corporation with or into another entity that results in the cancellation of shares of any one or more series of New Preferred Stock or that results in the conversion of shares of any one or more series of New Preferred Stock into: (1) shares of any other class or series of capital stock of the Corporation; (2) securities of the Corporation or any other person (or the right to receive any such securities); (3) any property (including, without limitation, cash and the right to receive cash or other property); or (4) any combination of the foregoing.

C. “Closing Date” means 11:59 p.m. on the date of the closing under the Securities Purchase Agreement dated May 24, 2010 by and among the Corporation and the purchasers named therein, as the same may be amended from time to time (the “Securities Purchase Agreement”).

D. “Closing Sales Price” means, on any particular date: (i) the last trading price per share of the Common Stock on such date during regular trading hours on the principal Trading Market on which the Common Stock is then listed as reported by Bloomberg Financial L.P (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Requisite Holders, if Bloomberg Financial L.P. is not then reporting closing sales prices of the Common Stock) (collectively, “Bloomberg”), or if there is no such price on such date, then the last trading price during regular trading hours on such Trading Market on the date nearest preceding such date as reported by Bloomberg; or (ii) if the Common Stock is not listed then on a Trading Market, the last trading price for a share of Common Stock in the over-the-counter market during regular trading hours, as reported in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date; or (iii) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes on such date, as determined in good faith by the Holder; or (iv) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by the Corporation and reasonably acceptable to the Requisite Holders.

E. “Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

F. “Common Stock Equivalents” means any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time, Common Stock or any security of any subsidiary of the Corporation, including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, Common Stock or any security of any subsidiary of the Corporation.

G. “Conversion Date” means, for any Optional Conversion (as defined in Article IV.A.), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered via electronic mail resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so e-mailed before such time, then the Conversion Date shall be the date the holder e-mails the Notice of Conversion to the Corporation.

H. “Conversion Price” means the price obtained by dividing $1,000 by 166,666.667, and shall be subject to adjustment as set forth in Article X below.

I. “Face Amount” means, with respect to the New Preferred Stock, $1,000.00 per share, as adjusted (i) for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like and (ii) with respect to any given share or shares of New Preferred Stock, to account for any accretion in the Face Amount as a result of accrued but unpaid dividends or any other increase provided for in this Certificate of Designations.

J. “Measurement Date” means for purposes of any issuance of securities, the date of issuance thereof.

K. “Net Cash” means (i) the sum of the Corporation’s unrestricted, consolidated (x) cash, (y) cash equivalents and (z) short term investments, available for sale; less (ii) the amount of the Corporation’s liabilities that may be settled in cash, including any off-balance sheet obligations that may be settled in cash.

L. “Original Issue Date” means, with respect to each share of Series C-12 Preferred Stock or Series C-22 Preferred Stock, the date of issuance of such share.

M. “Other Stock” means (i) any class or series of preferred stock or other capital stock of the Corporation, other than Common Stock, Common Stock Equivalents and New Preferred Stock and (ii) any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time any capital stock listed in clause (i), including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, any capital stock listed in clause (i).

N. Unless otherwise expressly provided in this Certificate of Designations, each reference to a “person” refers to any individual, entity or association, including, without limitation, any corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

O. “Requisite Holders” means the holders of at least 80% of the then outstanding shares of New Preferred Stock and any shares of New Preferred Stock issuable upon exercise of any Warrants, voting together as one class. Any shares of New Preferred Stock issuable upon exercise of any Warrants shall be included in the Requisite Holders calculation even if such Warrant has not been exercised at the time of the calculation.

P. “Strategic Transaction” means: (i) any joint venture, partnership, development agreement, research agreement, marketing agreement or license agreement, in each case relating to any drug or drug candidate, medical device or diagnostic; (ii) any disposition of any material asset of the Corporation or any subsidiary, in each case whether by sale, lease, license, exchange, transfer or otherwise; (iii) any material acquisition of any stock or assets of a third party by the Corporation or any subsidiary; or (iv) a resolution of the Board of Directors authorizing the further development of the Corporation’s drug candidate Riquent in future human clinical trials, but only if such further development is first approved by the Requisite Holders.

Q. “Trading Day” means, except as set forth below, a day on which the Corporation’s securities are traded on a Trading Market; provided, however, that in the event that the Corporation’s securities are not traded on a Trading Market, then Trading Day shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close. Notwithstanding the foregoing, the following shall not be deemed Trading Days:

•	December 24 to January 2;

•	The Fridays immediately before Memorial Day and immediately before Labor Day;

•	The weekday immediately before and the weekday immediately after Independence Day, provided that if Independence Day is on a Wednesday, then the two following weekdays;

•	Columbus Day; or

•	The Friday immediately after Thanksgiving.

R. “Trading Market” means the OTC Bulletin Board or the Pink Sheets, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange (“NYSE”) or the NYSE Amex, or any successor markets thereto.

S. “VWCP” means, for any specified period of consecutive Trading Days, the quotient of: (i) the sum of the individual products, calculated for each Trading Day within such period, of (A) the Closing Sales Price for such Trading Day in such specified period (as reported by Bloomberg) multiplied by (B) the trading volume for the Common Stock for such Trading Day in such specified period as reported by the Trading Market (as reported by Bloomberg), National Quotation Bureau Incorporated or other reporting organization or agency, as applicable, and (ii) the total aggregate trading volume for the Common Stock for all Trading Days in such specified period, as reported by the Trading Market (as reported by Bloomberg), National Quotation Bureau Incorporated or other reporting organization or agency, as applicable.

T. “Warrants” means the Cashless Warrants, Cash Warrants and Subsequent Cashless Warrants (each as defined in the Securities Purchase Agreement).

U. “Week” means a consecutive seven (7) calendar day period.

III. DIVIDENDS

A. Except as set forth below, holders of Series C-12 Preferred Stock and Series C-22 Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative mandatory dividends at the rate per share of 15% of the Face Amount per annum, payable semi-annually on November 25 and May 25 beginning on the first such date after the applicable Original Issue Date (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day). Such dividends shall be payable in such number of additional shares of Series C-12 Preferred Stock with respect to the Series C-12 Preferred Stock and Series C-22 Preferred Stock with respect to the Series C-22 Preferred Stock, in each case determined by dividing the amount of the cumulative dividends by the Face Amount; provided, however, that if funds are not legally available for the payment of dividends on the Series C-12 Preferred Stock or Series C-22 Preferred Stock, such dividends shall, effective on the close of business on a Dividend Payment Date with respect to an unpaid dividend, accrete to, and increase, the Face Amount of the Series C-12 Preferred Stock or Series C-22 Preferred Stock, respectively. Dividends on the Series C-12 Preferred Stock and Series C-22 Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-day periods, shall accrue daily commencing on the applicable Original Issue Date, and, subject to the preceding sentence, shall be deemed to accrue from such applicable Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The record date for determining the holders of Series C-12 Preferred Stock and Series C-22 Preferred Stock entitled to dividends pursuant to this paragraph shall be the fifth (5th) Trading Day before the Dividend Payment Date. If any such cumulative dividends would result in the issuance of a fractional share of Series C-12 Preferred Stock or Series C-22 Preferred Stock, the Corporation shall issue a fractional share therefor, rounded to the nearest 1/1000th of a share. For the avoidance of doubt, (i) for purposes of any conversion or redemption of shares of Series C-12 Preferred Stock and Series C-22 Preferred Stock, any amount accreted to the Face Amount of such shares pursuant to this paragraph as of such conversion or redemption shall not be deemed accrued but unpaid dividends and (ii) in the event of a conversion or redemption that occurs between Dividend Payment Dates, dividends shall be deemed to accrue through the date of such conversion or redemption, even if such accrual is less than a full semi-annual dividend period.

B. Shares of Series D-12 Preferred Stock and Series D-22 Preferred Stock shall not entitle the holder thereof to receive any dividends.

IV. CONVERSION

A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of New Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of New Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

Face Amount

Conversion Price

Following the effectiveness of any Optional Conversion, the shares of Series C-12 Preferred Stock or Series C-22 Preferred Stock, as applicable, so converted shall also entitle the former holder of such shares to receive, on the Dividend Payment Date next following such conversion, a number of shares of Series C-12 Preferred Stock or Series C-22 Preferred Stock, respectively, equal to the unpaid dividends that accrued on the shares so converted through the date of such conversion, divided by the Face Amount.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall deliver via electronic mail a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation (Attention: Secretary). Such notice shall be delivered to conversions@ljpc.com or such other address as the Corporation may, from time to time, provide to the holders upon delivery of a written notice. Upon receipt by the Corporation of a copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile or electronic mail, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.

(i) Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall, no later than the second Trading Day following the Conversion Date (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of New Preferred Stock being converted. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or any other program that provides for the electronic delivery of Common Stock, the Corporation shall cause its transfer agent, by the end of the Delivery Period, to electronically transmit the Common Stock (not in physical stock certificate form) issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or with any such equivalent program.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the New Preferred Stock.

(iii) No Fractional Shares. If any conversion of New Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the New Preferred Stock shall be the next lower whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within three Trading Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three Trading Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

C. Limitations on Conversions. The conversion of shares of New Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Timing and Volume Limitations. Each holder of shares of New Preferred Stock (each a “Holder”) shall be eligible for an Optional Conversion on any day of a Monday through Sunday calendar week (each a “Conversion Week”) to the extent that, together with all prior conversions of such Holder’s New Preferred Stock, if any, the total shares of the New Preferred Stock that has been converted by such Holder during such Conversion Week (rounded to the nearest 1/1,000th of a share) does not exceed the product of (x) the Face Amount of the Outstanding New Preferred Stock (as defined below) held by such Holder, multiplied by (y) the Conversion Cap for such calendar week. In determining the “Conversion Cap” for any Conversion Week, if the quotient of (A) the VWCP (as adjusted to reflect any stock splits, stock dividends or similar recapitalizations occurring on or before the Conversion Date) for the three consecutive Trading Days during the previous Monday through Sunday calendar week ending on the last Trading Day prior to the applicable Conversion Week, divided by (B) the applicable Conversion Price of the New Preferred Stock on the first Trading Day of such Conversion Week is: (1) less than one, then the Conversion Cap shall be 0%; (2) greater than or equal to one and less than two, then the Conversion Cap shall be 0.21%; (3) greater than or equal to two and less than three, then the Conversion Cap shall be 0.42%; (4) greater than or equal to three and less than four, then the Conversion Cap shall be 0.84%; (5) greater than or equal to four and less than five, then the Conversion Cap shall be 1.25%; (6) greater than or equal to five and less than six, then the Conversion Cap shall be 1.67%; (7) greater than or equal to six and less than seven, then the Conversion Cap shall be 2.09%; (8) greater than or equal to seven and less than eight, then the Conversion Cap shall be 2.51%; (9) greater than or equal to eight and less than nine, then the Conversion Cap shall be 2.93%; (10) greater than or equal to nine and less than ten, then the Conversion Cap shall be 3.34%; or (11) greater than or equal to ten, then the Conversion Cap shall be 3.76%. For purposes of this Article IV.C.(i), “Outstanding New Preferred Stock” means all of the Company’s Series C-12 Preferred Stock, including the Series C-12 Preferred Stock that has been issued by way of payment of dividends in kind pursuant to Article III, issued and outstanding immediately following the Closing (as defined in the Asset Purchase Agreement). Notwithstanding anything to the contrary in this Article IV.C.(i), any holder of New Preferred Stock shall have the right to convert all or any portion of its shares of New Preferred Stock into shares of Common Stock immediately prior to a Change of Control. The foregoing conversion limits shall apply to the New Preferred Stock on an aggregate basis; to the extent that ownership of the New Preferred Stock is divided among multiple holders, the conversion limits shall be apportioned, on a weekly basis, among the holders on a pro rata basis by dividing the Outstanding New Preferred Stock among the holders of New Preferred Stock based on their relative holdings of the New Preferred Stock.

(ii) Additional Restrictions on Conversion or Transfer. Notwithstanding anything in this Certificate of Designations to the contrary, at no time may the Corporation issue or sell shares of Common Stock (including transfers by the Corporation of treasury stock) to a holder of New Preferred Stock, and in no event shall any holder of shares of New Preferred Stock have the right to convert shares of New Preferred Stock into shares of Common Stock, in each such case (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together beneficially owning more than 9.999% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together beneficially own more than 9.999% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be waived. Any purported issuance, sale, transfer or conversion effected in violation of this paragraph shall be null and void. Certificates representing shares of New Preferred Stock shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE TERMS OF THE CERTIFICATE OF DESIGNATIONS SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

V. RESERVATION OF SHARES OF COMMON STOCK

A. If the authorized and unissued number of shares of Common Stock (the “Reserved Amount”) for any three consecutive Trading Days shall be less than a number sufficient to provide for the conversion in full, at the then current Conversion Price thereof, without taking into account the conversion limitations set forth in Article IV.C.(i) and without taking into account the conversion limitations set forth in Article IV.C.(ii), of all of the New Preferred Stock then outstanding, (the “Required Reserve Amount”), then the Corporation shall immediately notify the holders of New Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to at least the Required Reserve Amount. Nothing contained in this Article V.A. shall limit any other rights or remedies of the holders of the New Preferred Stock hereunder or under applicable law.

VI. FAILURE TO SATISFY CONVERSIONS

A. Conversion Defaults. If, at any time, (x) a holder of shares of New Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (including without limitation because such issuance would exceed such holder’s allocated portion of the Reserved Amount, but not including because of the limitations set forth in Article IV.C.) to deliver in strict accordance with the terms hereof, on or prior to the last Trading Day of the Delivery Period for such conversion, such number of shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides written notice to any holder of New Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designations (each of (x) and (y) being a “Conversion Default”), then, in either such case, if such Conversion Default is not cured within five Trading Days of its initial occurrence, each holder of Series C Preferred Stock may elect, by delivery of a notice (the “Conversion Default Notice”) to the Corporation, to have such holder’s outstanding shares of Series C Preferred Stock redeemed to the fullest extent permitted by law. Any such redemption shall be made pursuant to the process and in the amount described in Sections A through C of Article VII (deeming the Conversion Default Notice delivered pursuant to this Article VI.A to be a “Redemption Trigger Notice” for such purpose and deeming the Conversion Default pursuant to this Article VI.A to be a “Redemption Event” for such purpose).

B. Buy-In Cure. Without limiting the other rights or remedies of the holders (including, but not limited to, the right to redemption under Article VI.A. or Article VII), unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) the Corporation fails to timely deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of New Preferred Stock and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock (the “Cover Shares”) to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the “Sold Shares”) that such holder anticipated receiving upon such conversion (a “Buy-In”), at the election of the holder as a redemption to the fullest extent permitted by law, the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount equal to such holder’s total purchase price (including brokerage commissions, if any) for the Cover Shares and, upon making such payment, the Corporation’s conversion obligations shall be deemed satisfied and the New Preferred Stock that was tendered pursuant to the Notice of Conversion shall thereupon be cancelled and the holder shall not have any further right or remedy against the Corporation with respect to such shares of New Preferred Stock that were tendered pursuant to the Notice of Conversion. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B. The Corporation shall make any payments required pursuant to this Article VI.B in accordance with and subject to the provisions of Article XIII.E.

VII. SERIES C PREFERRED STOCK REDEMPTION RIGHTS

A. Redemption Events. In the event (each of the events described below after expiration of the applicable cure period (if any) being a “Redemption Event”) that any of the following occur without the prior approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders, but only if such approval expressly specifies that the Requisite Holders signing the consent are consenting for purposes of this Article VII:

(i) the Corporation shall fail to observe or perform any covenant, condition or agreement contained in this Certificate of Designations or any of the Transaction Documents (as defined in the Securities Purchase Agreement) (including, without limitation, the failure to obtain approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders under Article XII, but excluding those covenants referred to below in paragraphs (iii) and (iv)), which failure is not cured within eight Trading Days after receiving notice of such default sent by a holder of New Preferred Stock;

(ii) the failure of the Common Stock to be listed on a Trading Market for a period of 20 consecutive Trading Days;

(iii) the Corporation provides written notice (or otherwise indicates in writing) to any holder of New Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue shares of Common Stock to any holder of New Preferred Stock upon conversion in accordance with the terms of this Certificate of Designations (other than due to the circumstances contemplated by Article V, for which the holders shall have the remedies set forth in such Article), which notice or announcement is not rescinded within five Trading Days and provided that the Requisite Holders elect in writing to designate such event as a Redemption Event;

(iv) the Corporation shall fail to timely deliver the shares of Common Stock as and when required herein for any reason (not including because of the limitations set forth in Article IV.C.), which failure is not cured within ten Trading Days and provided that the Requisite Holders elect in writing to designate such event as a Redemption Event;

(v) any material representation or warranty made by the Corporation or any of its subsidiaries in the Securities Purchase Agreement shall prove to have been materially false or incorrect or breached in a material respect, in each case as of the date made, provided that the Corporation receives written notice of the breach or alleged falsity from any holder of Series C Preferred Stock within one year from the consummation of a Strategic Transaction and such breach or alleged falsity is not cured within five Trading Days of the receipt of such written notice;

(vi) the Corporation or any of its subsidiaries shall: (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (b) make a general assignment for the benefit of its creditors; (c) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (d) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (e) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (f) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (g) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(vii) a proceeding or case shall be commenced in respect of the Corporation or any of its subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Corporation or any of its subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 30 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Corporation or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Corporation and shall continue undismissed, or unstayed and in effect for a period of 60 days;

(viii) the Corporation consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act;

(ix) there shall be any SEC or judicial stop trade order or trading suspension stop-order or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock for a period of 20 consecutive Trading Days;

(x) there shall be a determination by the SEC or the Corporation such that the Corporation’s representations, warranties or covenants set forth in Section 2.1(hh) of the Securities Purchase Agreement are breached or inaccurate, which breach or inaccuracy is not cured within five Trading Days of such determination; or

(xi) the Corporation consummates a Change of Control;

then, upon (i) the occurrence of any such Redemption Event, and (ii) the affirmative election delivered to the Corporation by the Requisite Holders to permit a redemption in accordance with this paragraph (the “Redemption Trigger Notice”), each holder of shares of Series C Preferred Stock shall thereafter have the option by delivery of a notice (the “Redemption Event Notice”) to the Corporation prior to the Redemption Date (defined below) to require the Corporation to redeem for cash, to the fullest extent permitted by law, all of the then outstanding shares of Series C Preferred Stock held of record by such holder for an amount per share equal to the Redemption Event Amount in effect at the time of the redemption hereunder. Upon the Corporation’s receipt of any Redemption Trigger Notice hereunder, the Corporation shall immediately (and in any event within one Trading Day following such receipt) deliver a written notice (a “Redemption Announcement”) to all holders of Series C Preferred Stock stating the date upon which the Corporation received such Redemption Trigger Notice. The Corporation shall not redeem any shares of Series C Preferred Stock during the three Trading Day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three Trading Day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Event Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder. On the fifth Trading Day following the date of the delivery of the Redemption Trigger Notice (the “Redemption Date”), the Corporation shall, to the fullest extent permitted by law, redeem all shares of Series C Preferred Stock subject to all Redemption Event Notices received by the Corporation prior to such date. For the avoidance of doubt, the occurrence of a Redemption Event shall not preclude the occurrence of one or more subsequent Redemption Events.

B. Definition of Redemption Event Amount. The “Redemption Event Amount” with respect to a share of Series C Preferred Stock means an amount equal to the greater of (i) the Face Amount plus all accrued and unpaid dividends on such share of Series C Preferred Stock and (ii) an amount determined by the following formula:

(V / CP) x M

where:

“V” means the Face Amount plus all accrued and unpaid dividends on such share of Series C Preferred Stock;

“CP” means the Conversion Price in effect on the date on which the Corporation receives the Redemption Event Notice; and

“M” means the Closing Sales Price on the date on which the Corporation receives the Redemption Trigger Notice.

C. Twelve Month Redemption. On, and only on, the date that is one (1) year following the Closing (as defined in the Asset Purchase Agreement) (the “12-Month Anniversary”), 2,900 shares of the Corporation’s Series C-12 Preferred Stock (or the total number of shares of Series C-12 Preferred Stock then issued and outstanding, if less than 2,900 shares, such amount being the “Redemption Shares”) will be redeemable, to the fullest extent permitted by law, for a cash amount equal to their aggregate Face Amount (the “12-Month Redemption”), but only upon the affirmative election delivered to the Corporation by the Requisite Holders no later than five Trading Days prior to the 12-Month Anniversary (the “12-Month Redemption Notice”). If the 12-Month Redemption Notice is received by the Corporation, then the Corporation shall redeem the Redemption Shares on a pro rata basis among all holders of the Redemption Shares. Such redemption shall occur on the 12-Month Anniversary, provided that, if the 12-Month Anniversary is not a Trading Day, the redemption will be effected on the first Trading Day after the 12-Month Anniversary.

D. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Event Amount or any other redemption amount owed to such holder pursuant to this Certificate of Designations (including without limitation the amounts owed as a result of the 12-Month Redemption) with respect to any share of Series C Preferred Stock within five Trading Days after its receipt of a Redemption Event Notice or 12-Month Redemption Notice, then the holder of Series C Preferred Stock entitled to redemption shall be entitled to an additional amount of cash equal to interest on the applicable Redemption Event Amount or other redemption amount (excluding the interest payable pursuant to this paragraph) at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Event Notice (or, in the case of the 12-Month Redemption, from the date that is one (1) year following the Closing) until the date of payment of the applicable Redemption Event Amount or other redemption amount hereunder. Such interest shall be deemed a cash payment to be made, to the fullest extent permitted by law, upon redemption of the Series C Preferred Stock. In the event the Corporation is not permitted by applicable law to redeem all of the shares of Series C Preferred Stock submitted for redemption, the Corporation shall use all funds legally available to redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in the Redemption Event Notice or the 12-Month Redemption Notice delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Event Notices or the 12-Month Redemption Notice delivered prior to the date upon which such redemption is to be effected, and shall redeem all the remaining shares to have been redeemed as soon as practicable after the Corporation is permitted to effect such redemption by applicable law. The Corporation shall use its best efforts to create sufficient liquidity and to perform its obligation to pay all amounts owed as redemption to holders of Series C Preferred Stock on the date on which redemption is to occur, or, if the Corporation is prohibited by applicable law from paying the redemption on such date, as soon as possible after such scheduled date of redemption, and shall, to the extent required to enable it to satisfy such obligation, take such actions, including but not limited to the following actions, as shall be required to enable it to satisfy such obligation (but subject to the consent rights set forth in Article XI, Article XII, Article XIII and the other provisions of this Certificate of Designations): (A) the issuance and sale of any notes, bonds or other debt securities; (B) the issuance and sale of (I) any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for equity securities of the Corporation) or (II) any equity securities of the Corporation (or any securities convertible into or exchangeable for any equity securities of the Corporation) or rights to acquire any equity securities of the Corporation; (C) the sale of any or all assets of the Corporation; (D) the merger or consolidation of the Corporation with any other entity; or (E) the liquidation of the Corporation and the winding up of its business and affairs. The Corporation hereby further agrees that, unless prohibited by law, in determining whether the Corporation can pay the amounts owed as a redemption pursuant to this Certificate of Designations and in accordance with applicable law, the Corporation’s assets will be valued at the highest possible value, without regard to the impact of such redemption on the Corporation’s business, including its ability to continue as a going concern.

E. Redemption Right Waivers.

(i) Any and all Redemption Events that may have occurred prior to the consummation of a Strategic Transaction and for which a Redemption Trigger Notice has not been delivered to the Corporation shall be deemed irrevocably waived if the Requisite Holders approve a Strategic Transaction.

(ii) Unless the Corporation and the Requisite Holders agree in writing to a longer period of time, if a Redemption Event Notice is not tendered to the Corporation within two years from the date of the occurrence of a particular Redemption Event, then the resulting redemption rights under this Article VII, solely with respect to that particular Redemption Event, shall be irrevocably waived.

(iii) Any redemption rights arising under this Article VII that are waived either by operation of Article VII.D or upon the written approval of the Requisite Holders shall be binding on all holders of Series C Preferred Stock.

VIII. RANK

All shares of the New Preferred Stock shall rank (i) senior to (a) the Corporation’s Common Stock; (b) the Common Stock Equivalents (other than Senior Securities) in existence as of the Closing Date; and (c) any Common Stock Equivalents (other than Senior Securities) and any Other Stock (other than Senior Securities) issued after the Closing Date (unless, with the consent of the Requisite Holders obtained in accordance with Article XII hereof, such Common Stock Equivalents or Other Stock specifically, by their terms, rank senior to or pari passu with the New Preferred Stock) (collectively with the Common Stock and the Common Stock Equivalents in existence as of the Closing Date, “Junior Securities”); (ii) pari passu with any Common Stock Equivalents (other than Senior Securities) and Other Stock (other than Senior Securities) issued after the Closing Date (with the written consent of the Requisite Holders obtained in accordance with Article XII hereof) specifically ranking, by their terms, on parity with the New Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any Common Stock Equivalents or Other Stock issued after the Closing Date (with the written consent of the Requisite Holders obtained in accordance with Article XII hereof) specifically ranking, by their terms, senior to the New Preferred Stock (collectively, the “Senior Securities”), in each case as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Each share of New Preferred Stock shall rank pari passu with each other share of New Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IX. LIQUIDATION PREFERENCE

A. If (i) the Corporation shall: (1) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law; (2) consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property; or (3) make an assignment for the benefit of its creditors; (ii) a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days; or (iii) the Corporation sells or transfers all or substantially all of its assets in one transaction or in a series of related transactions and, on account of any such event as set forth in clauses (i), (ii) or (iii), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of New Preferred Stock shall have received the Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution among the holders of the New Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the New Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

C. The “Liquidation Preference” with respect to a share of New Preferred Stock means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the New Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof.

X. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately increased. In any such event described in this paragraph, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B. Adjustment Due to Merger, Consolidation, Etc. With respect to each share of New Preferred Stock, if, at any time after the Closing Date, there shall be (i) any recapitalization, reclassification or change of the outstanding shares of Common Stock (but not of such share of New Preferred Stock), other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction causing an adjustment pursuant to Article X.A.; (ii) any Change of Control or any merger, conversion, consolidation or other business combination, in each case pursuant to which the Common Stock (but not such share of New Preferred Stock) is converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such stock or securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or any combination of the foregoing; or (iii) any share exchange pursuant to which all of the outstanding shares of Common Stock (but not such share of New Preferred Stock) are converted into or exchanged for capital stock or other securities of the

Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or into any combination of the foregoing (each of (i) — (iii) above being a “Corporate Change”), then the holder of such share of New Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of New Preferred Stock had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article IV. The Corporation shall not effect any Corporate Change unless: (i) each holder of New Preferred Stock has received written notice of such transaction at least 20 days prior thereto, but in no event later than 10 days prior to the record date for the determination of stockholders entitled to vote with respect thereto; (ii) the Requisite Holders approve (by vote or written consent, as provided by the DGCL) such transaction in writing or at a meeting; and (iii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Requisite Holders) the obligations of this Certificate of Designations. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of New Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive recapitalizations, changes, conversions, combinations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C. Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock other than a dividend for which an adjustment is provided under Section A. or Section D. of this Article X.), by way of return of capital or otherwise (including, without limitation, any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of New Preferred Stock shall be entitled, upon any conversion of shares of New Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, or options and the right to exercise or convert such right, warrant or option would expire in accordance with its terms prior to the conversion of the New Preferred Stock, then the terms of such right, warrant or option shall provide that such exercise or convertibility right shall remain in effect until 10 days after the date the holder of New Preferred Stock receives such right, warrant or option pursuant to the conversion thereof.

D. Purchase Rights. If, at any time after the Closing Date, the Corporation issues any securities (“Purchase Rights”) that are convertible into or exercisable or exchangeable for or impart a right to purchase securities other than Common Stock or Common Stock Equivalents (whether of the Corporation or any subsidiary of the Corporation) pro rata to the record holders of any class of Common Stock, then the holders of New Preferred Stock will be entitled to acquire (at the same time the holders of Common Stock receive such Purchase Rights), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the New Preferred Stock (without giving effect to the limitations contained in Article IV) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

E. Adjustment Due to Dilutive Issuances.

(i) Dilutive Issuance. Except as otherwise provided in Paragraphs A, B and F of this Article X, if and whenever the Corporation issues or sells, or in accordance with Article X.E.(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date for such shares of Common Stock (a “Dilutive Issuance”), then effective immediately upon the such Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance, provided that such adjustment may be reversed as set forth below.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i), the following will be applicable:

(a) Issuance of Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Common Stock Equivalents (such warrants, rights and options to purchase Common Stock or Common Stock Equivalents are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Common Stock Equivalents, if applicable) is less than the Conversion Price (in effect on the Measurement Date of such Options) (“Below Conversion Price Options”), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Common Stock Equivalents issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Common Stock Equivalents, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such

Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Common Stock Equivalents issuable upon exercise of such Below Conversion Price Options although the forfeiture or expiration of any such Below Conversion Price Options may result in a subsequent increase in the Conversion Price as set forth below.

(b) Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells any Common Stock Equivalents, whether or not immediately exercisable, convertible or exchangeable (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange of such Common Stock Equivalents is less than the Conversion Price (in effect on the Measurement Date for such Common Stock Equivalents), then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents will, as of the date of the issuance of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Common Stock Equivalents, although the forfeiture or expiration of any such Common Stock Equivalent may result in a subsequent increase in the Conversion Price as set forth below.

(c) Expiration of Options or Common Stock Equivalents. If any Dilutive Issuance is deemed to have occurred as a result of the issuance of Below Conversion Price Options or the issuance of Common Stock Equivalents at a price per share below the Conversion Price (each, a “Dilutive Instrument”), and if the Dilutive Instrument expires, terminates or is otherwise forfeited without having been exercised, converted or exchanged in any manner whatsoever that has resulted in the issuance of any shares of Common Stock or Common Stock Equivalents, then in each case, the adjustment to the Conversion Price made upon the issuance of such Dilutive Instrument shall be reversed; provided, however, that any such reversal shall not impact any Conversion Price adjustment made as a result of any other Dilutive Issuance; and provided further, however, such reversal shall not impact the Conversion Price for any conversion of New Preferred Stock with respect to which conversion the Conversion Date is prior to such reversal.

(iii) Change in Option Price or Conversion Rate. If there is a change at any time in: (a) the amount of consideration payable to the Corporation upon the exercise of any Options; (b) the amount of consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Common Stock Equivalents; or (c) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock, such change shall be deemed to be a new issuance of such Option or Common Stock Equivalent as of the date of such change for purposes of this Article X.E., and the Conversion Price in effect at the time of such change will be readjusted in accordance with Paragraphs (i), (ii) or (iii) of this Article X.E., as applicable.

(iv) Calculation of Consideration Received. If any Common Stock, Options or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration as determined by a majority of the Board of Directors and the Requisite Holders, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the market price thereof as of the date of receipt; in the event that the Board of Directors and the Requisite Holders cannot agree on the value of such consideration, then the matter shall be promptly submitted to an independent accountant mutually agreed upon by the Board of Directors and the Requisite Holders, whose determination shall be binding, absent manifest error. In case any Common Stock, Options or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Common Stock Equivalents, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Common Stock Equivalents are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, no deduction shall be made to the issuance price of any such securities to account for the fair value of any of the other securities issued, granted or sold in conjunction therewith or as part of the same transaction or series of related transactions. An adjustment pursuant to this Article X shall be made, if applicable, for each separate security issued, granted or sold as if such security was not issued, granted or sold in conjunction with any other security as part of a single transaction or in a series of related transactions.

(v) No adjustment shall be made pursuant to this Paragraph E (other than a reversal pursuant to subparagraph (ii)(c)) if such adjustment would result in an increase in the Conversion Price.

F. Adjustment of Conversion Price Upon Redemption Event. If, at any time on or after the Closing Date, a Redemption Event shall have occurred as a result of any of the events described in subparagraphs (i), (iii), (iv), (v), (x), (xi), (xiii) or (xiv) of Article VII.A., then the Conversion Price shall immediately and automatically be reduced to 10% of the Conversion Price in effect immediately prior to such Redemption Event.

G. Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) except in the case of Article X.E.(iii), upon the conversion or exercise of any warrants, options or convertible securities issued and outstanding on the Closing Date that are set forth on Schedule 2.1(c) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options to employees, directors or consultants of the Corporation which may hereafter be granted to or exercised by any employee, director or consultant under any stock option, employee stock purchase or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved (by vote or written consent, as provided by the DGCL) by a majority of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (iii) upon issuance or conversion of the New Preferred Stock or exercise of the Warrants, or (iv) upon the issuance of securities approved (by vote or written consent, as provided by the DGCL) by the Requisite Holders, which approval specifies that the issuance is intended to be exempt hereunder.

H. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of New Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of New Preferred Stock, furnish to such holder a like certificate setting forth: (i) such adjustment or readjustment; (ii) the Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of New Preferred Stock.

I. Adjustment Following Reverse Stock Split. If, on the Conversion Price Adjustment Date (as defined below), the VWCP (as adjusted to reflect any stock splits, anti-dilution adjustments, stock dividends or similar recapitalizations occurring on or before the Conversion Price Adjustment Date) for the three (3) consecutive Trading Day period ending on the last Trading Day prior to the Conversion Price Adjustment Date (the “3-Day VWCP”) is less than the product of the Conversion Price then in effect multiplied by 10, as adjusted to reflect any stock splits, anti-dilution adjustments, stock dividends or similar recapitalizations occurring on or before the Conversion Price Adjustment Date, then, effective as of the Conversion Price Adjustment Date, the Conversion Price shall be reduced to a price equal to ten percent (10%) of the 3-Day VWCP. The “Conversion Price Adjustment Date” shall mean the Saturday that is two (2) calendar weeks following the Saturday of the week the Reverse Split (defined below) is effected. The Company hereby agrees that it will not issue any press releases or file any periodic reports on Form 8-K under the Exchange Act, except where required by law, during the period beginning on the day after the effective date of the Reverse Split and ending on the Conversion Price Adjustment Date. The “Reverse Split” means a reverse stock split of the Corporation’s outstanding Common Stock at an exchange ratio of 1-for-100, and effected between two (2) and eight (8) weeks from the Closing (as defined in the Asset Purchase Agreement).

J. Adjustment Due to Delayed Reverse Split. If a reverse stock split of the Corporation’s outstanding Common Stock at an exchange ratio of 1-for-100 has not been effected by the date that is eight (8) weeks from the Closing (as defined in the Asset Purchase Agreement) (the “Reverse Split Deadline”), then on the next Saturday to occur after the Reverse Split Deadline, the Conversion Price of the New Preferred Stock shall be reduced to $0.0001 per share.

XI. VOTING RIGHTS

The holders of the New Preferred Stock have no voting power whatsoever, except as otherwise required by the DGCL in this Article XI and in Article XII below.

Notwithstanding the above, the Corporation shall provide each holder of New Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 10 days prior to the record date specified therein (or 20 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the DGCL the vote of the holders of the New Preferred Stock, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Requisite Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by such class; provided, however, that if the DGCL requires only the separate vote of any one or more, but not all, of the series of New Preferred Stock, the affirmative vote of at least 80% of the voting power of such one or more series, voting together as a single class, shall constitute the approval of such action by the New Preferred Stock in lieu of the approval of the Requisite Holders. To the extent that under the DGCL holders of the New Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of New Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C.(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of any series of New Preferred Stock into a smaller number of shares of such series (whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of any series of New Preferred Stock into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the DGCL) of the holders of at least 80% of the voting power of such series of New Preferred Stock to be combined or subdivided, voting as a separate class.

XII. PROTECTION PROVISIONS

So long as at least 1,000 shares of New Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) are outstanding, or after all of the Cash Warrants have been fully exercised, at least 3,000 shares of New Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) are outstanding, the Corporation shall not, and shall not allow any of its subsidiaries to, take any of the following actions (in each case whether by merger, consolidation, conversion or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Requisite Holders (and any of the following actions taken without such approval of the Requisite Holders shall be null and void ab initio and of no force and effect):

A. amend, alter, change or repeal the rights, powers, preferences or privileges of the New Preferred Stock so as to affect the New Preferred Stock adversely; provided, however, that if such amendment, alteration, change or repeal would affect adversely the rights, powers, preferences or privileges of any one or more series of New Preferred Stock but shall not so affect each series of New Preferred Stock, this subparagraph A shall require the approval (by vote or written consent, as provided by the DGCL) of the holders of at least 66-2/3% of the voting power of the one or more series of New Preferred Stock adversely affected, voting together as a single class, in lieu of the approval of the Requisite Holders required by this subparagraph A;

B. amend, alter, change or repeal any provision of the Certificate of Incorporation of the Corporation (including, for the avoidance of doubt, any Certificate of Designation or Certificate of Designations (including this Certificate of Designations) filed pursuant to Section 151(g) of the DGCL);

C. redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of, or permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire, or apply to or set aside any monies for the redemption, purchase or other acquisition of, or declare or pay any dividend or make any Distribution or other distribution on or with respect to, any capital stock, other than (i) under this Certificate of Designations with respect to the New Preferred Stock or (ii) in connection with the redemption of unvested shares of Common Stock issued pursuant to equity compensation plans or arrangements;

D. increase the par value of the Common Stock;

E. enter into a definitive agreement that, if consummated, would represent, or take any other corporate action that would represent, a Strategic Transaction;

F. enter into a definitive agreement that, if consummated, would result in, or take any other corporate action that would result in, a Change of Control, Corporate Change or Liquidation Event;

G. file a registration statement under the Securities Act of 1933, as amended (the “Act”), relating to the sale of any securities of the Corporation, other than registration statements filed on Form S-8 and any successor thereto;

H. (i) issue, sell, transfer from the Corporation or distribute any capital stock or other equity security of the Corporation or any subsidiary of the Corporation including, without limitation, Common Stock, Options, Purchase Rights or Common Stock Equivalents, whether for no consideration or for cash consideration, property, services or other exchange; (ii) issue, sell, transfer from the Corporation or distribute any promissory note or other instrument evidencing indebtedness for borrowed money, whether for no consideration or for cash consideration, property, services or other exchange; or (iii) incur indebtedness for borrowed money by the Corporation or any subsidiary of the Corporation, whether for no consideration or for cash consideration, property, services or other exchange;

I. take any action, including authorizing any expenditure or entering into any contract, to cause the Corporation’s Net Cash to fall below $2,900,000 until the date that is thirteen months from the date of the Asset Purchase Agreement.

Notwithstanding anything to the contrary contained herein, nothing in this Article XII, shall require the consent of the Requisite Holders for (i) issuances of shares of Common Stock or options to employees, officers, directors, or consultants of the Corporation pursuant to any stock option plan duly adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employees directors established for such purpose, duly approved (by vote or written consent, as provided by the DGCL) by the Corporation’s stockholders and described in the Public Filings (as described in the Securities Purchase Agreement), provided that the number of shares of Common Stock authorized for issuance under such plan(s) shall have been (since the inception of such plan) and, from and after the date of such grant, shall be ratably adjusted concurrent with any stock split, reverse stock split or similar adjustment to the outstanding Common Stock of the Corporation; (ii) issuances of securities upon the exercise, exchange of or conversion of any Common Stock Equivalents issued and outstanding on the Closing Date and described in the Public Filings, provided that such securities have not been amended since the Closing Date (other than adjustments due to stock splits or recapitalization events) to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; and (iii) the issuance of any Common Stock or Common Stock Equivalents under the terms of the Securities Purchase Agreement or the Warrants (including in connection with any adjustments to the conversion price of any such securities pursuant to their terms).

XIII. CORPORATE CAPACITY AND POWER

Without the prior written consent of the Requisite Holders, the Corporation shall not have the corporate capacity or power to take any action, including authorizing any expenditure or entering into any contract, to cause the Corporation’s Net Cash to fall below $2,900,000 until the date that is thirteen months from the date of the Asset Purchase Agreement, with any such prohibited action or expenditure being deemed ultra vires under the DGCL, and, if any such action is taken without the prior written consent of the Requisite Holders, then the Corporation and the Corporation’s stockholders shall have, among other rights and remedies arising under the DGCL or other applicable law, all rights and remedies set forth in Section 124(2) of the DGCL.

XIV. MISCELLANEOUS

A. Cancellation of New Preferred Stock. If any shares of New Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the Corporation shall take all actions necessary to cause the shares so converted or redeemed to be canceled and return to the status of authorized, but unissued preferred stock of no designated series, and such shares shall not be issuable by the Corporation as New Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of New Preferred Stock (each a “Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of New Preferred Stock represented by such Preferred Stock Certificate(s).

C. Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of New Preferred Stock based on the number of shares of New Preferred Stock issued to each holder and issuable to each holder upon exercise of all outstanding Warrants then held of record by such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of New Preferred Stock based on the number of shares of New Preferred Stock held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any New Preferred Stock or Warrants shall be allocated to the remaining holders of shares of New Preferred Stock and Warrants, pro rata based on the number of shares of New Preferred Stock and the number of shares of New Preferred Stock underlying the Warrants then held of record by such holders.

D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the Closing Date occurs and thereafter so long as any shares of New Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder upon its written request a written report notifying such holder of any occurrence which prohibits the

Corporation from issuing Common Stock upon any such conversion. The report shall also specify: (i) the total number of shares of New Preferred Stock outstanding as of the end of such quarter; (ii) the total number of shares of Common Stock issued upon all conversions of New Preferred Stock prior to the end of such quarter; (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the New Preferred Stock as of the end of such quarter; and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the New Preferred Stock before the Corporation would exceed the Reserved Amount. In addition, the Corporation shall provide (or cause its transfer agent to provide), as promptly as practicable delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) — (iv) of this Paragraph D as of the date of such request.

E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the holder within ten Trading Days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such ten Trading Day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 18% and the highest interest rate permitted by applicable law until such amount is paid in full to the holder. Such amount shall be deemed to be paid as a redemption to the fullest extent permitted by law on the shares of New Preferred Stock giving rise to such default.

F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of New Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of New Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. Notwithstanding the foregoing, if a holder has not received all shares of Common Stock prior to the last Trading Day of the Delivery Period with respect to a conversion of New Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five Trading Days after the expiration of such Delivery Period) the holder shall regain the rights of a holder of New Preferred Stock with respect to such unconverted shares of New Preferred Stock and the Corporation shall, as soon as practicable, return any certificate representing such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert New Preferred Stock.

G. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of New Preferred Stock granted hereunder may be waived as to all shares of New Preferred Stock (and the holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required; provided, however, that if a waiver would affect adversely the rights, powers, preferences or privileges of any one or more series of New Preferred Stock but shall not so affect the rights, powers, preferences or privileges of each series of New Preferred Stock, this paragraph shall require the written consent of the holders of at least 66-2/3% of the voting power (or such higher percentage required by applicable law) of such one or more series of New Preferred Stock adversely affected, voting together as a single class, in lieu of the written consent of the Requisite Holders required by this paragraph.

H. Reference to Other Agreements and Documents. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

I. Severability. If any term of any series of New Preferred Stock is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of such series of New Preferred Stock as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of any series of New Preferred Stock will be deemed dependent upon any other such term unless so expressed in this Certificate of Designations.

J. Force Majeure. Notwithstanding any provision herein to the contrary, the failure of any party to timely satisfy obligations hereunder shall be excused to the extent that (i) such failure follows the occurrence of a Force Majeure Event (defined below), and (ii) such Force Majeure Event has materially adversely affected the ability of such party (or its agents, including banks, transfer agents, and clearinghouses) to perform hereunder. A failure to perform shall be excused only for so long as the Force Majeure Event continues to materially adversely affect such person’s ability to perform. For purposes of this Section, “Force Majeure Event” shall mean the occurrence of any of the following events: (a) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or FINRA; (b) a general banking moratorium shall have been declared by any of federal, New York or California authorities; (c) an act of war, terrorism or hostility shall have occurred, or (d) a strike, fire, flood, earthquake, accident or other calamity or Act of God shall have occurred.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this         day of January, 2012.

La Jolla Pharmaceutical Company

By:
Name: George Tidmarsh
Title: Chief Executive Officer and President

Exhibit A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the [Series C-12] [Series C-22] [Series D-12] [Series D-22] Preferred Stock)

The undersigned hereby irrevocably elects to convert [insert number of shares to nearest 1/1000th] shares of [Series C-12] [Series C-22] [Series D-12] [Series D-22] Preferred Stock (the “Conversion”), represented by stock certificate No(s).         (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of La Jolla Pharmaceutical Company (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series C-12 Convertible Preferred Stock, Series C-22 Convertible Preferred Stock, Series D-12 Convertible Preferred Stock and Series D-22 Convertible Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is         ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

The undersigned acknowledges that these securities are “restricted securities” under the Securities Act of 1933, as amended (the “Act”) and accordingly agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the [Series C-12] [Series C-22] [Series D-12] [Series D-22] Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Act, or pursuant to an exemption from registration under the Act.

Date of Conversion:

Applicable Conversion Price:

Shares of Common Stock beneficially owned (determined in accordance with Section 13(d) of the Exchange Act):

Signature:

Name:

Address: